EXHIBIT 99.1

FOR IMMEDIATE RELEASE
March 11, 2014

THREE FORKS, INC. ANNOUNCES 2013 YEAR-END RESERVES

PROVED RESERVES TOTAL 522,900 BOE WITH PV-10 VALUE OF $16.0 MILLION*

Broomfield, CO - Three Forks, Inc., an independent oil and gas exploration and production company with operations and assets in Texas, Oklahoma and Louisiana, today announced a summary of its 2013 year-end reserves.

The reserve study, which was conducted by Ralph E. Davis Associates, Inc., an independent, third party reserves-valuation company based in Houston, TX, showed total proved reserves of 522,900 BOE having a PV-10 value of approximately $16.0 million.

Proved developed producing reserves totaled 253,500 BOE, representing 48% of overall proved reserves. Proved developed non-producing reserves totaled 197,700 BOE and proved undeveloped reserves totaled 71,700 BOE.

"During 2013, Three Forks invested approximately $5.2 million in acquisitions, workovers and new drilling on projects in Oklahoma, Texas and Louisiana," said Chuck Pollard, President of Three Forks. "These investments resulted in the accumulation of more than 522,000 BOE with an approximate PV-10 value of $16.0 million, which we view as a very solid return for our stockholders. In 2014, we will continue to evaluate opportunities to acquire producing properties with potential to increase production through a combination of new drilling, workovers and lease optimization techniques."

RESERVES AT DECEMBER 31, 2013*

                               PROVED       PROVED
                             DEVELOPED     DEVELOPED      PROVED        TOTAL
                             PRODUCING   NON-PRODUCING  UNDEVELOPED     PROVED
                            ----------   -------------  -----------  ----------

Net Oil MBO                      222.4         197.7         43.9        464.0
Net Natural Gas MMCF             186.5           0.0        166.8        353.3
Oil and Natural Gas MBOE         253.5         197.7         71.7        522.9
PV-10 M$                       7,866.3       7,033.7      1,105.9     16,005.9

*NYMEX Escalated Futures Prices


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ABOUT THREE FORKS, INC.

Three Forks, Inc. is an independent energy company engaged in acquiring, exploring, developing and producing crude oil and natural gas primarily in the western United States. The Company is led by a seasoned team of executives with deep experience in the energy industry and capital formation. Three Forks has interests in producing wells in Oklahoma, Texas and Louisiana and is actively pursuing drilling programs in all three locations. In addition, the Company is pursuing numerous opportunities in prolific oil producing regions, especially in areas where the team has operational or technical expertise. The Company is focused on building a portfolio of lower risk, long-lived oil producing assets that generate stable cash flows. Three Forks is headquartered in Broomfield, Colorado.

FORWARD-LOOKING STATEMENTS

This news release includes statements that may constitute "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by word such as "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions. Forward-looking statements in this document include statements regarding the Company's plans and expectations for future drilling and workovers; expectations that the Company can fund anticipated capital projects; expectations regarding recoveries; and plans to acquire additional producing properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Chuck Pollard, President
303-404-2160